Exhibit 15.1

Awareness Letter of KPMG LLP

November 8, 2002

Comstock Resources, Inc.
5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034

Re:   Registration Statement No. 333-96741
      Registration Statement No. 333-45860
      Registration Statement No. 333-81483
      Registration Statement No. 33-20981
      Registration Statement No. 33-88962

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 7, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Dallas, Texas